Exhibit 3

AMENDMENT TO VOTING TRUST AGREEMENT

THIS AMENDMENT TO THE VOTING TRUST AGREEMENT is made as of the 19th day of December, 2012 (the “Amendment”) among CHARLES B. WANG, an individual residing in the State of New York (“Wang”), NANCY LI, an individual residing in the State of New York (“Li”), AVANTALION LLC, a limited liability company formed under the laws of the State of Delaware (“AvantaLion”), JIANBING DUAN, an individual residing in Beijing, China (“Duan”), COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada (“Voting Trustee”), NEULION, INC., a company incorporated under the laws the State of Delaware (“NeuLion”) and CHARLES B. WANG MULTIGENERATIONAL 2012 TRUST, a trust formed under the laws of the State of New York (the “Trust”).

WHEREAS the companies then known as Jump TV Inc. and NeuLion, Inc. merged on October 20, 2008, forming the company now known as NeuLion (the “Merger”); and

WHEREAS in connection with the Merger, Wang, Li, AvantaLion, Duan, the Voting Trustee and Jump TV Inc. entered into a Voting Trust Agreement, made as of October 20, 2008 (the “Agreement”), in order to support strong corporate governance practices for NeuLion subsequent to the Merger; and

WHEREAS AvantaLion now desires that 5,000,000 shares of common stock of NeuLion held by AvantaLion be transferred to the Trust (such amount, the “Transferred AvantaLion Shares”); and

WHEREAS all of the parties hereto desire to amend the Agreement to permit such transfer.

NOW THEREFORE, in consideration of the respective covenants and agreements provided in the Amendment and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

AMENDMENT

1.1	Transfer of Shares.

a.           The definition of “Shares” in the Agreement is hereby amended to include the Transferred AvantaLion Shares.

b.           The definition of “Shareholders” in Section 1.1(i) of the Agreement is hereby amended and restated to read in its entirety as follows:

“‘Shareholders’ means AvantaLion, Wang and Li and their affiliates, and the Trust in respect of the Transferred AvantaLion Shares, and ‘Shareholder’ means any one of them;”

c.           The following definition is added as Section 1.1(m) of the Agreement:

“‘Transferred AvantaLion Shares’ means those certain 5,000,000 shares of common stock of NeuLion held by AvantaLion that may be transferred to the Trust.”

d.           The following definition is added as Section 1.1(n) of the Agreement:

“‘Trust’ means the Charles B. Wang Multigenerational 2012 Trust, a trust formed under the laws of the State of New York.”

e.           Section 3.7 of the Agreement is hereby amended by adding the following new clause (c), which shall read in its entirety as follows:

“(c)
Notwithstanding anything that may be to the contrary in the Agreement, the parties hereto agree that the Transferred AvantaLion Shares may be transferred to the Trust, and the Voting Trustee is authorized to reissue the certificates representing the Transferred AvantaLion Shares in the name of the Trust upon the receipt by the Voting Trustee of all documentation required by it to effect such reissuance.  The Transferred AvantaLion Shares, once transferred, shall remain in all respects subject to the terms of the Agreement, and the Trust shall also be bound by and subject to the terms of the Agreement in respect of the Transferred AvantaLion Shares.”

ARTICLE 2

GENERAL

2.1	Effect of Amendment

Except as expressly amended hereby, all the provisions of the Agreement shall remain in full force and effect and shall be binding upon all of the parties hereto; provided, however, that in the event of any conflicts or inconsistencies between the provisions of the Amendment and the provisions of the Agreement, the provisions of the Amendment shall govern and be controlling.

2.2	Entire Agreement

The Amendment constitutes the entire agreement between the parties hereto with respect to the matters stated herein and may not be amended or modified unless such amendment or modification shall be in writing and signed by the parties against whom enforcement is sought.

2.3	Enurement

The Amendment shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

2.4	Counterparts

The Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

2.5	Governing Law

The Amendment shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have caused the Amendment to be duly executed as of the date first above written.

CHARLES B. WANG

/s/ Charles B. Wang

Witness:

/s/ Susannah Schaeffer

NANCY LI

/s/ Nancy Li

Witness:

/s/ Susannah Schaeffer

AVANTALION LLC

By:	/s/ Roy E. Reichbach
Name: Roy E. Reichbach
Title: Secretary

JIANBING DUAN

/s/ Jianbing Duan

Witness:

/s/ illegible

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Patricia Wakelin
Name: Patricia Wakelin
Title: Corporate Trust Officer

By:	/s/ Charles Cuschieri
Name: Charles Cuschieri
Title: Associate Trust Officer

NEULION, INC.

By:	/s/ Roy E. Reichbach
Name: Roy E. Reichbach
Title: General Counsel and Secretary

CHARLES B. WANG MULTIGENERATIONAL 2012 TRUST

By:	/s/ Roy E. Reichbach
Name: Roy E. Reichbach
Title: Trustee